LIBERTY STAR GOLD CORP
2766 N. Country Club Road	TEL:	(520)	731-8786
Tucson, Arizona 85716-2204	FAX:	(520)	844-1118

http://www.libertystargold.com/
February 8, 2006
NR 29	OTCBB: LBTS
FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ANNOUNCES ADDITIONAL CLAIMS STAKED AT BONANZA HILLS GOLD

Tucson, Arizona – February 8, 2006 – Liberty Star Gold Corp (the “Company”), (symbol: LBTS) is pleased to announce that 69 additional claims have been staked at the Company’s Bonanza Hills Project in south west Alaska covering approximately 17.25 square miles. Combined with the claims previously announced in NR- 24 on October 18, 2005, the Company now controls 163 Alaska State quarter section mining claims covering approximately 40.75 square miles. These claims are 100% owned by the company with a small royalty owed to the State of Alaska. This was undertaken as a result of a positive stream sediment sampling campaign this past summer. The additional claims cover strong gold and geochemical indicator metal stream sediment anomalies.

As reported in NR-24, this area consists of a granitic stock intrusive into Cretaceous age sediments forming a domal feature. The sediments have been altered pervasively and appear to contain finely disseminated sulphides. Preliminary samples taken earlier in the season to determine whether gold mineralization was present were assayed and showed strongly anomalous gold over a large area with one sample running 3.11 ounces per ton. Strong alteration is present over a large area and stream sediment sampling was done in order to identify source areas of gold mineralization. Results showed strong gold and indicator metal anomalies over a large area. The additional claims were staked to secure this additional area of indicated gold mineralization. Preliminary geologic mapping has been done over a broad area as well.

The Bonanza Hills data were examined during the weeklong exploration meeting held with Liberty Star geologists and Technical Board members December 4 through 9, 2005. Plans have been developed for further sampling and mapping work in the summer field season of 2006.

The company believes this area shows characteristics that could lead to future definition of a high grade underground mineable vein controlled gold system or an area of disseminated gold values that could be a bulk open pit minable gold deposit or perhaps both.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ James A. Briscoe James A. Briscoe, President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 408 standard Federal lode mining claims covering 8,445 acres or 13.2 square miles in 32 separate blocks covering 55 breccia pipe targets. These claims are owned 100% by the Company and are not subject to royalty. The Bonanza Hills acquisition announced with this News Release includes 163 Alaska State Mining Claims covering 40.75 square miles and are 100% owned by the Company. The Company now has three major targets of three distinct types. These are porphyry copper-gold-moly-silver-zinc, high grade gold with by-product silver and uranium with by-product copper, silver and perhaps other metals, respectively the Big Chunk Project, the Bonanza Hills Project and the North Pipes Project in the states of Alaska and Arizona.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this press release include that our additional claims cover strong gold and geochemical indicator metal stream sediment anomalies; that indications show anomalous gold over a large area; that we plan for further sampling and mapping work in the summer field season of 2006; and our belief that this area could contain a high grade underground mineable vein controlled gold system or an area of disseminated gold values that could be a bulk open pit mineable gold deposit.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that analysis of data can be done rapidly; that environmental or other laws or regulations prevent us or impede us from proceeding; and the likelihood that we are not able to discover or mine a commercial deposit of minerals on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.